Exhibit 2.1

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER AND SHARE ACQUISITION

This AMENDMENT NO.1 (this “Amendment”), dated as of February 15, 2022, to that certain Agreement and Plan of Merger and Share Acquisition, dated as of October 15, 2021 (the “Agreement”), by and among Tiger Resort Asia Ltd. (“TRA”), Tiger Resort, Leisure and Entertainment, Inc. (the “Company”), Okada Manila International, Inc. (which, pending approval by the Philippine Securities and Exchange Commission, is changing its name to UE Resorts International, Inc.) (“Parent”), Project Tiger Merger Sub, Inc. (“Merger Sub”), and 26 Capital Acquisition Corp. (“SPAC”). Capitalized terms used and not otherwise defined in this letter agreement will have the meanings ascribed to such terms in the Agreement.

A. WHEREAS, the Parties desire to provide for issuance of Parent Common Shares rather than Parent ADSs in connection with the SPAC Merger Consideration and SPAC Warrants;

B. WHEREAS, SPAC’s Board of Directors has (a) determined that this Amendment is advisable, fair to and in the best interest of SPAC and its shareholders, (b) approved this Amendment, and (c) resolved to recommend the adoption of the Agreement, as amended by this Amendment, by SPAC’s shareholders;

C. WHEREAS, Parent’s Board of Directors has determined it is advisable for Parent to enter into this Amendment and has approved this Amendment, and Parent, as the sole shareholder of Merger Sub, has approved and adopted this Amendment; and

D. WHEREAS, the Parties desire to amend certain terms of the Agreement in accordance with Section 9.1 of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1 Amendments to the Merger Agreement. The Agreement is hereby amended and modified as follows:

(a) all references to “Parent ADS” and “Parent ADSs” in Section 2.5(d), Section 2.5(e), Section 3.4(b), Section 3.4(c), Section 3.4(d), Section 3.4(e), Section 3.6, Section 4.25, Section 6.12(b), Section 6.13(a), Section 6.15(b), Section 6.15(c), Section 6.15(d) and Section 7.1(d) of the Agreement are hereby replaced with “Parent Common Share” and “Parent Common Shares”, respectively;

(b) recital C is hereby amended to delete the words “Parent ADSs representing”;

(c) Section 1.1 of the Agreement is hereby amended to delete the definitions of “ADS Depositary”, “Deposit Agreement”, “Form F-6” and “Parent ADS”;

(d) the phrase “the Parent ADSs and the Parent Common Shares” as used in the definition of “Form F-4” in Section 1.1 of the Agreement is hereby replaced with “the Parent Common Shares”;

(e) Section 2.5(e) of the Agreement is hereby amended to delete the words “and/or Parent ADSs” from the last line of thereof;

(f) Section 3.3(a)(iv) of the Agreement is hereby amended in its entirety to read: “to the Exchange Agent, such number of Parent Common Shares in an amount sufficient to satisfy the Subscriptions under the Subscription Agreement assuming all holders of SPAC Shares entitled to receive the SPAC Merger Consideration under Section 2.5(c) exercise their right to subscribe for Parent Common Shares pursuant to the Subscription Agreement”;

(g) Section 3.4(a) of the Agreement is hereby deleted and replaced with “[Reserved.]”;

(h) the phrase “American depository receipts” as used in Section 3.4(b) and Section 3.4(d) of the Agreement is hereby replaced with “share certificates”;

(i) Section 3.5 of the Agreement is hereby amended to (i) delete the words “or Parent ADSs (at TRA’s election)” and “Parents ADSs or” and (ii) replace the title thereof with “Parent Common Shares Held by TRA.”;

(j) the title of Section 3.6 of the Agreement is hereby replaced with “Fractional Shares.”;

(k) Section 4.25 of the Agreement is hereby amended to (i) delete the words “in accordance with the terms of, and will entitle the holders thereof to the rights specified in, the Deposit Agreement” and “represented by such Parent ADSs” and (ii) replace the title thereof with “Parent Common Shares.”;

(l) the references to the “Form F-6” is hereby deleted from Section 4.26, Section 5.17, Section 6.13(b), Section 6.13(c), Section 6.13(e), Section 6.13(f) and Section 7.1(c);

(m) Section 6.13(a)(ii) of the Agreement is hereby deleted and replaced with “[reserved]”; and

(n) Section 6.15(c) of the Agreement is hereby amended to delete the words “Parents ADSs or”.

Section 2. Other Transaction Documents. The Parties further agree that the other Transaction Documents shall be amended, as applicable, to refer to Parent Common Shares, rather than Parent ADSs.

Section 3. Impediments. In the event that any Governmental Authority or other Person of competent jurisdiction issues any Law or Order that prevents, or denies any authorization needed to enable, the issuance of Parent Common Shares rather than Parent ADSs in connection with the SPAC Merger Consideration and SPAC Warrants, the Agreement shall be read as if it had not been amended hereby and the Parties shall revert to the issuance of Parent ADSs.

Section 4. Confirmation of Agreement. Except as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 5. Representations. All references to the Agreement in Section 4.2, Section 4.5, Section 5.2 and Section 5.3 of the Agreement shall be read to include this Amendment and the representations and warranties made in such Sections shall be made as of the date of the Agreement and as of the date of this Amendment.

Section 6. Miscellaneous. The provisions of Article 9 of the Agreement shall apply to this Amendment mutatis mutandis, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above.

Tiger Resort Asia Ltd.

By:	/s/ Kenshi Asano
Name:	Kenshi Asano
Title:	Director

Tiger Resort, Leisure and Entertainment, Inc.

By:	/s/ Byron Yip
Name:	Byron Yip
Title:	President and Chief Operating Officer

Okada Manila International, Inc.

By:	/s/ Byron Yip
Name:	Byron Yip
Title:	President

Project Tiger Merger Sub, Inc.

By:	/s/ Byron Yip
Name:	Byron Yip
Title:	President and Director

26 Capital Acquisition Corp.

By:	/s/ Jason Ader
Name:	Jason Ader
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger and Share Acquisition]